Exhibit 99.1

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the common stock, $0.0001 par value per share, of Quantum X Labs Inc. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. The undersigned acknowledge that each shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: August 19, 2026	L.I.A. Pure Capital Ltd.

	By:	/s/ Kfir Silberman
Kfir Silberman
Chief Executive Officer

Xylo Technologies Ltd.

Dated: August 19, 2026	By:	/s/ Kfir Silberman
Kfir Silberman
Chief Executive Officer